        Exhibit 10.4
Execution Copy

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
In consideration of the agreement of CSX Corporation, and its subsidiaries and affiliates, including CSX Transportation, Inc. (collectively the “Company” or “CSX”), to pay me the monetary amounts and other benefits described in Paragraph 5 (excluding Paragraph 5(a), which shall be paid regardless of whether or not I sign this Agreement) below:
1.Subject to my right to revoke this Employment Separation Agreement and Release (this “Agreement”) as provided in this Agreement, I understand and agree that I will cease to serve as President and Chief Executive Officer of the Company and my employment relationship with the Company will cease and terminate in all capacities on September 27, 2025 (the “Termination Date”). Effective as of the Termination Date, I hereby relinquish forever any seniority rights I may have under any labor agreement with the Company or its subsidiaries and affiliates, including Consolidated Rail Corporation, and I agree that upon the termination of my employment relationship with the Company, my compensation and other employment terms, conditions and benefits will be solely as set forth in Paragraph 5 below. I also hereby resign effective immediately from all elected, appointed or other positions held within the Company, including, without limitation, as a member of the Board of Directors of CSX (or any direct or indirect subsidiary thereof). I will cooperate with the Company in connection with any such resignations and, on and after the Termination Date, I will not represent myself as being a director, employee or officer of CSX.
2.Release of Claims.
(a)General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, subject to the limitations set out in subpart (b) of this Paragraph 2, I unconditionally and irrevocably release the Company, and all of its past and present officers, directors, employees, agents, representatives, assigns, attorneys, insurers, predecessors, benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Paragraph (hereinafter the “Released Parties”) from any and all known or unknown claims, charges, promises, actions, or similar rights that I presently may have (“Claims”), including but not limited to, those relating in any way to my employment, or to my separation from employment with the Company as described in Paragraph 1 above, except for the payment(s) or benefits described in Paragraph 5 (excluding Paragraph 5(a), which shall be paid regardless of whether or not I sign this Agreement) below. This includes a release of any rights or claims, if any, that I may have under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973, which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; Uniformed Services Employment and Reemployment Rights Act of 1994

(USERRA); the Family and Medical Leave Act; Executive Order 11246; the Genetic Information Nondiscrimination Act; the Federal Employers’ Liability Act; the Sarbanes-Oxley Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any rights or claims I may have under the Worker Adjustment and Retraining Notification Act, its equivalent under state law, or any similar law that requires, among other things, that advance notice be given of certain workforce reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied; termination of employment in violation of any public policy; any other tort or contract claim; any claim for labor protection, whether under conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers’ compensation law or any other claim for personal injury; and any other claim for relief of any nature.
(b)Exclusions; Employee Protections. This Agreement does not prohibit the following rights or claims: (1) claims that first arise after I sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) any rights I have under this Agreement; (3) any claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company, subject to the terms and conditions of such plans; (4) any rights to any vested payments and benefits; (5) any rights to receive the payments and benefits and enforce Company obligations provided under this Agreement; (6) any rights I may have to indemnification or directors and officers insurance against the Company; and (7) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, I expressly agree that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released claims. Nothing in this Agreement or otherwise is intended to (i) prevent or restrict me from making truthful statements in connection with any official investigation conducted by a court or a government, administrative or law enforcement agency or in any sworn testimony, in response to a subpoena or as otherwise required by law or (ii) restrict, prohibit or interfere with my right to initiate communications directly with, respond to an inquiry from, provide testimony before, cooperate or file a complaint with, or otherwise participate as a complainant or witness before, any self-regulatory organization or any federal, state or local governmental or regulatory authority (including any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise requires me to waive any monetary award or other payment that I might become entitled to from the United States Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission or self-regulatory organization. Further, nothing in this Agreement or otherwise precludes me from filing a charge of discrimination with the EEOC or a like charge or complaint with a state or local fair employment practice agency. For the avoidance of doubt, nothing herein prevents me from receiving any whistleblower award. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.
(c)ADEA Release. By signing this Agreement, I understand that as part of the Agreement above, I voluntarily and knowingly waive any and all of my rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date I sign the Agreement (the “ADEA Release”). However, I am not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date I sign this Agreement. I hereby agree to execute the ADEA Release within twenty-one (21) days after the Termination Date, but no earlier than the Termination Date, by signing my name on the second signature line on the signature page hereto (the date of such execution, the “Re-Execution Date”). By executing and not revoking the ADEA Release, I hereby (i) ratify and confirm the release and representations set forth in Paragraph 2(a) with respect to any Claims, acts or omissions through and as of the Re-Execution Date and (ii) release and forever discharge the Released Parties from any and all Claims that I may have as of the Re-Execution Date under the ADEA.
(i)Review Period. In connection with my execution and non-revocation of the ADEA Release, the Company advised me to take this Agreement home, read it, and carefully consider all of the terms of the ADEA Release terms before signing it. I acknowledge that I was given a period of twenty-one (21) days to review and consider the ADEA Release contained in this Agreement, and that I was encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so.
(ii)Right of Revocation. I understand that I may revoke the ADEA Release contained in this Agreement within seven (7) days (the “Revocation Period”) after I sign it by written notice to:
CSX
Attn: Nordica Solomon
Total Rewards – J400
500 Water Street Jacksonville, Florida 32202
To constitute an effective revocation, the Company must in fact receive the written revocation by the close of business on the last day of the Revocation Period. Upon the expiration of the Revocation Period without receipt of such a statement, the ADEA Release contained in this Agreement will become effective and irrevocable. I understand that if I do not sign or if I revoke the ADEA Release contained in this Agreement, I will not receive the Severance Benefits described in Paragraph 5 (excluding Paragraph 5(a), which shall be paid regardless of whether or not I sign this Agreement) of this Agreement and the Company will pay me an amount in cash equal to $1,000 as just and sufficient consideration for the release contained in Paragraph 2(a). If I do not revoke the ADEA Release contained this Agreement, it will go into effect on the day after the last day of the Revocation Period, which will be the “Effective Date” of this Agreement.

(d)Acknowledgment. I understand that I am releasing Claims that I may not know about, and that is my knowing and voluntary intent. I expressly waive all rights I might have under any law that is intended to prevent unknown claims from being released. I understand the significance of doing so.
3.(a)    Pursuit of Released Claims. I agree to withdraw, and represent that I have withdrawn, all lawsuits, if any, against any Released Party, and I further represent that I will not file any lawsuit against any Released Party based on the claims released under this Agreement. I promise not to seek any damages, remedies or other relief for myself personally with respect to any claim purportedly released by this Agreement. However, I understand that nothing contained in this Paragraph 3 precludes me from challenging the validity of this Agreement under the ADEA, and this Paragraph 3 shall not apply to ADEA claims to the extent, if any, prohibited by applicable law. The Company acknowledges and agrees that the Company has no known claims against me whether relating to my employment or otherwise.
(a)Consequences of Violating Promises. I agree to pay the reasonable attorneys’ fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against any Released Party based on the claims released under this Agreement.
4.I understand that the Company, in its sole discretion, retains the right at any time for any reason to amend, terminate or charge for welfare benefit plans, including without limitation medical benefits, and that any such benefits to which I am now entitled or to which I may become entitled in the future are subject to such right.
5.Severance Benefits. I understand that if I sign, and do not revoke, this Agreement in accordance with Paragraphs 2(c)(i) and (ii), and if I comply with my obligations set forth in Paragraph 7, I will receive the following severance pay and benefits (together, the “Severance Benefits”) and that such Severance Benefits are above and beyond any remuneration for the performance of services, benefit plan payments or any other amounts to which I am otherwise entitled and which is in lieu of any payments under any other severance pay plan or other agreement with or arrangement of the Company, except for the payments described in Section 5(a) below, which are owed and shall be paid to me regardless of whether or not I sign this Agreement.
(a)Accrued Obligations and Benefits.
(i)The Company will pay me in a lump sum in cash within 30 days after the Termination Date the sum of (i) any accrued base salary and (ii) any accrued vacation pay, in each case, to the extent not theretofore paid to me as of the Termination Date (such payments, the “Accrued Obligations”).
(ii)Any compensation I have deferred or the Company has contributed, which such contributions have vested as of September 26, 2025, to my account under the Company’s Executive Deferred Compensation Plan (the “EDCP”), will be treated in accordance with the terms of the EDCP.
(iii)Consistent with the CSX Executive Matching Gift Program, the Company will match my contribution to a charitable organization in accordance with the Company’s guidelines for 2025, so long as my application for such contribution is made no later than December 15, 2025.

(iv)Consistent with the Company’s policy for executives of the Company, the Company will pay for my previously scheduled executive physical at the Mayo Clinic.
(b)Severance Pay. I understand that I will be eligible for severance pay as calculated pursuant to Section 3(g) of that certain Employment Letter, dated August 29, 2022, between me and CSX (the “Employment Letter”) in an amount equal to the sum of (i) two (2) times my current base salary and (ii) two (2) times my current target bonus under the CSX Management Incentive Compensation Plan in effect for 2025 (the “2025 MICP”), in each case as set forth on the “Individual Statement of Executive Severance Payments” attached and incorporated as “Exhibit 1” to this Agreement. I have reviewed Exhibit 1 carefully, and I attest that it accurately states my current salary and current target bonus under the 2025 MICP. I understand that I will receive this severance pay in a lump sum payment within 60 days of the Termination Date (but not before the date this Agreement becomes effective under Paragraph 2(c)(2)).
(c)Bonus. I understand that I will be eligible for a prorated bonus under the 2025 MICP, based on the number of days in 2025 through the Termination Date and the amount of the bonus that is earned and paid based on the actual achievement of the performance criteria applicable to the 2025 MICP following the end of the 2025 performance year, paid in a lump sum at the time bonuses are normally paid under the 2025 MICP, but in no event later than March 15, 2026. For the avoidance of doubt, the determination as to whether the performance criteria applicable to the 2025 MICP has been achieved (including the extent of such achievement) shall be consistent with the Company’s determination for similarly situated executives of the Company.
(d)Long Term Incentives. For the 2023 – 2025, 2024 – 2026 and 2025 – 2027 Long-Term Incentive Plans, a prorated portion of each such award of Performance Units, Restricted Stock Units and Stock Options that remains outstanding as of the Termination Date will service vest with respect to a number of shares of CSX common stock determined by multiplying the number of shares underlying such award by a fraction, the numerator of which is the number of months in the applicable vesting or performance period applicable to such award that have elapsed through the Termination Date and the denominator of which is the total number of months in the applicable vesting or performance period (with any such service-vested Performance Units remaining eligible to be earned based on actual performance as determined after the end of the applicable performance period) (any such awards that vest and are earned on a pro-rata basis, the “Prorated Equity Awards”). All such Prorated Equity Awards that are Performance Units and Restricted Stock Units will be settled in accordance with their original vesting schedules and all such Prorated Equity Awards that are Stock Options (including any Stock Options that were previously vested and remain outstanding as of the Termination Date) will remain exercisable for a period of 60 days following the Termination Date (after which point they will expire). Any equity- or equity-based awards that I hold with respect to shares of CSX common stock that do not vest in accordance with this Paragraph 5(d), as set forth on “Exhibit 1” attached to this Agreement, will be forfeited and cancelled as of the Termination Date for no consideration. The parties acknowledge and agree that my Sign-on Equity Award (as defined in my Employment Letter) vested in full on September 26, 2025 and will be settled in shares of CSX common stock in accordance with its terms. I have reviewed Exhibit 1 carefully, and I attest that it accurately states all such Prorated Equity Awards that will vest.
(e)COBRA Premiums. If timely elected by me under the Company’s health and welfare plans, I will remain eligible to continue participation in the Company’s medical and dental plans on the same basis and cost as I participated as of immediately prior to the Termination Date, for the period ending on December 31, 2025. My access to other benefits (vision, FSA, etc.) in which I participated as of immediately prior to the Termination Date will be offered in accordance with the requirements of COBRA.
(f)Corporate Housing. I will continue to have access to my corporate housing through October 31, 2025 at no cost to me. Further, following October 31, 2025, I may extend my access to such corporate housing at my own cost through December 31, 2025.
(g)Withholding; No Other Compensation. I understand that the Company will withhold appropriate amounts for federal, state and local income and employment taxes and all other legally required withholdings with respect to the Severance Benefits. Except as otherwise expressly provided in this Agreement, I understand that I will not be eligible: 1) to receive any further contributions under the CSX Corporation 401(k) Plan, (“CSXtra”), except for any contributions I am entitled to receive in respect of the Accrued Obligations; 2) to accrue any additional benefits under the CSX Pension Plan; 3) to receive dependent care reimbursement benefits; 4) to participate in the Disability Plan; 5) to participate in the Travel Accident Plan; 6) to accrue sick leave or vacation days; 7) to continue life insurance benefits, subject to the conversion and portability language of the relevant plan document or 8) to receive any form of incentive compensation.
6.Cooperation. I shall cooperate with and assist the Company with any dispute, proceeding, arbitration, investigation or litigation involving the Company in which I have knowledge or involvement as a result of my employment with the Company. I acknowledge that the demands of such proceedings are not necessarily within the control of the Company and agree that notwithstanding any other provision of this Agreement, I will make myself available to the extent possible and will advise the Company immediately in writing of any contacts from third-parties to me in connection with such proceedings.
7.Covenants and Agreements. Subject to the employee protections set forth in Paragraph 2(b), I reaffirm and acknowledge and agree that I remain subject to the covenants set forth in that certain Confidentiality, Non-Solicitation and Non-Competition Agreement, entered into as of August 29, 2022 between me and the Company (the “Non-Compete Agreement”), which are incorporated into this Agreement by reference. I understand that, pursuant to Section 3(g) of the Employment Letter, my receipt of any of the Severance Benefits is subject to my compliance with the Non-Compete Agreement, and to the extent that I violate the Non-Compete Agreement or otherwise fail to comply with the terms of this Agreement, I will forfeit any right to any of the Severance Benefits and may be required to repay CSX any Severance Benefits previously paid to me.
8.Non-Disparagement. Subject to the employee protections set forth in Paragraph 2(b), I agree to refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning the Company or their officers, directors, operations, services or employees. The Company agrees to provide written direction to its directors and executive officers to refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning me. Notwithstanding the above, both parties understand that nothing herein shall be construed to prevent or restrict either party from (i) responding truthfully to questions or requests as part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement or (ii) providing truthful statements or comments in good faith or to the extent reasonably necessary to correct or refute any disparaging public statements.
9.Administrative Action. For the avoidance of doubt, I understand that nothing in this Agreement, including Paragraph 2(b), Paragraph 6 (Cooperation), Paragraph 7 (Covenants and Agreements), Paragraph 8 (Non-Disparagement) or Paragraph 10 (Confidential Information), shall prevent me from making truthful statements in connection with any sworn testimony or agency investigation or shall restrict me from initiating communications directly with, responding to an inquiry from, or providing testimony before any self-regulatory organization or any federal or state regulatory authority, including the SEC. Nor shall anything in this Agreement interfere with my right to receive a monetary award from the SEC pursuant to the SEC’s whistleblower bounty program, or directly from any other federal or state agency pursuant to a similar whistleblower program.
10.Confidential Information. I understand that during my employment, I have learned trade secrets and other information confidential to the Company and that the Company would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Paragraph, “Confidential Information” means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with my employment with the Company and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, I will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for my own purposes.
I acknowledge that during the course of my employment I may have become aware of communications or documents protected by the attorney client privilege or the work product doctrine, and that I am not entitled to waive such privilege or to disclose such information or communications to others, except as required by law and subject to conditions set forth herein.
Subject to the employee protections set forth in subpart (b) of Paragraph 2, I agree (i) not to disclose to third persons such protected documents or Confidential Information without the prior consent of the Company, whether for compensation or otherwise, (ii) not to use such documents or Confidential Information for any purpose detrimental to the Company and (iii) to use my best possible reasonable efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation to the matters specified in this Paragraph.
Notwithstanding the above, nothing in this Agreement shall prevent or restrict me from responding truthfully to inquiries as part of an official investigation conducted by a court or a government, administrative or law enforcement agency or in response to a subpoena or as provided for in Paragraph 2(b) above or as otherwise required by law. Additionally, I understand that nothing in this Agreement is intended to prohibit or interfere with my right to participate as a complainant or witness in a governmental agency investigation (including any activities protected under the whistleblower provisions or any applicable law or regulations), during which communications can be made without authorization by or notification to the Company.
11.Return of Property. I have returned, or I agree to return, no later than the Termination Date, all property belonging to the Company, including without limitation all keys, credit cards, manuals, computers, equipment and software, records, data, plans, customer lists, computer programs and related documentation or other documents or materials of any nature that are in my possession or control that I obtained from the Company or compiled or produced for the Company during my employment and any and all copies thereof, which shall include all confidential and/or proprietary information as described in Paragraph 10 of this Agreement.
12.No Admission of Liability. It is understood and agreed that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Released Parties. Liability for any and all claims is expressly denied by the Released Parties.
13.Binding Agreement. I agree that all of the provisions of this Agreement are binding upon my heirs, executors, administrators and assigns. I understand that by signing this Agreement I am not giving up any rights I currently have under CSXtra.
14.Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.
15.Entire Agreement. I represent that in signing this Agreement, I do not rely on nor have relied on any representation or statement not specifically set forth in this Agreement by any of the Released Parties with regard to the subject matter, basis or effect of this Agreement or otherwise. I further understand that this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of my employment and the termination thereof which I may have had with CSX (including, without limitation, the Employment Letter (except for the Non-Compete Agreement, which shall remain in full force and effect) and that certain Change of Control Agreement dated as of September 26, 2022, by and between me and CSX). This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company.
16.Governing Law. This Agreement will be governed, construed, and interpreted under the laws of the State of Florida and, where applicable, Federal law.
17.Section 409A. To the extent any payments or benefits under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will be interpreted and administered to the maximum extent possible to comply with Section 409A of the Code. For purposes of any payments or benefits under this Agreement subject to Section 409A of the Code:

(a)I will not be considered to have terminated employment with the Company and its affiliates unless I would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each separate payment to be made or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A of the Code.
(b)If I am a “specified employee” within the meaning of Section 409A of the Code at the time of my separation from service, to the extent required under Section 409A of the Code to avoid accelerated taxation and tax penalties, any amounts payable during the six (6)month period immediately following my separation from service will instead be paid on the first business day after the date that is six (6) months following my separation from service (or, if earlier, my date of death).
(c)Notwithstanding anything to the contrary in this Agreement, (x) no payments under this Agreement will be made until the Effective Date, (y) if the period during which I may execute this Agreement begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year and (z) any such payments that are delayed pursuant to the foregoing clauses (x) or (y) will instead be made in the first payroll period to occur after the date this Agreement becomes effective and the start of the second calendar year (if applicable).
(d)The Company makes no representation that payments described in this Agreement will be exempt from or comply with Section 409A.
I HAVE CAREFULLY READ THIS AGREEMENT. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL, GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT I MIGHT HAVE RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY. I ENTER INTO THIS AGREEMENT VOLUNTARILY, WITHOUT COERCION, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE TERMINATION OF MY EMPLOYMENT.
[Signature Page Follows]

CSX Corporation
By:    /s/ John J. Zillmer
John J. Zillmer
Chairman of the Board
Date: 9/28/2025
ACCEPTED AND AGREED:

/s/ Joseph R. Hinrichs
Joseph R. Hinrichs
9/28/2025
Date
THE ADEA RELEASE IS HEREBY CONFIRMED WITH RESPECT TO ANY CLAIMS THROUGH AND AS OF THE RE-EXECUTION DATE.
ACCEPTED AND AGREED:

/s/ Joseph R. Hinrichs
Joseph R. Hinrichs
9/28/2025
Date
[Signature Page to Employment Separation Agreement and Release]